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                                                                      Exhibit 21

                           Einstein/Noah Bagel Corp.
                          Subsidiaries of the Company
                          ---------------------------


                      Einstein/Noah Bagel Partners, Inc.,
                            a California corporation

                      Einstein/Noah Bagel Partners, L.P.,
                         a Delaware limited partnership